Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS JULY SAME STORE SALES GAIN OF 7%,
RAISES SECOND QUARTER EPS ESTIMATE

     Pleasanton, California, August 4, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 11% to $635 million for the four weeks ended July 30, 2011, up from $573 million in sales for the four weeks ended July 31, 2010. Comparable store sales for the month grew 7%.

     For the thirteen weeks ended July 30, 2011, sales totaled $2.089 billion, a 9% gain over the $1.912 billion in sales for the thirteen weeks ended July 31, 2010. Comparable store sales for the quarter ended July 30, 2011 were up 5% on top of a 4% increase in the prior year.

     For the six months ended July 30, 2011, sales totaled $4.164 billion, an 8% increase over the $3.847 billion in sales for the six months ended July 31, 2010. Comparable store sales for the six months ended July 30, 2011 increased 4% on top of a strong 7% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are very pleased that our sales outperformed expectations for both July and the second quarter. Our ability to capitalize on our strong position as an off-price retailer by delivering a wide array of name brand bargains to today’s value-focused customers continues to drive healthy traffic to our stores. Dresses and Shoes were our best-performing merchandise categories during the month, while Texas and Florida remained our strongest markets.”

     Looking ahead, Mr. Balmuth said, “Based on our better-than-expected sales and gross margin performance in July, we now estimate earnings per share for the second quarter ended July 30, 2011 to be $1.27 to $1.28. This represents projected EPS growth of 19% to 20% on top of exceptional 30% and 52% gains in the second quarters of 2010 and 2009, respectively. We plan to provide sales and earnings guidance for the third and fourth quarters with our second quarter earnings release and conference call on Thursday, August 18th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, ID# 60531750, from 8:30 a.m. Eastern time on August 4, 2011 through 8:00 p.m. Eastern time on August 5, 2011. A transcript of these comments is available in the Investors section of the corporate website at www.rossstores.com.

     The Company plans to issue August 2011 sales results on Thursday, September 1st.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the second quarter ended July 30, 2011 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including without limitation, the Form 10-K for fiscal 2010 and Form 10-Q and 8-Ks for fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2010 revenues of $7.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,013 locations in 27 states and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 78 dd’s DISCOUNTS® in six states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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